Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNITNG FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133481 and No. 333-156086 on Form S-8 of EXCO Resources, Inc. of our report dated June 22, 2017, with respect to the statements of net assets available for benefits of the EXCO Resources, Inc. 401(k) Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Form 5500, Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the EXCO Resources, Inc. 401(k) Plan for the year ended December 31, 2016.

/s/ Whitley Penn LLP

Dallas, Texas
June 22, 2017